Exhibit 99.1

CONTACT:

Jeff Unger

Vice President Investor Relations

(561) 482-9715

Destination XL Group Names Board Member John Kyees as Interim CFO

Expands Board with Election of Will Mesdag as Director

Provides Update to Fiscal 2013 Financial Guidance

CANTON, Mass., January 31, 2014 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest multi-channel specialty retailer of big & tall men’s apparel and accessories, today announced the resignation of its Executive Vice President, Chief Operating and Chief Financial Officer, Dennis Hernreich, and the appointment of Board Member John E. Kyees as Interim Chief Financial Officer. In addition, the Company announced that it has elected Will Mesdag, 60, to its Board of Directors. Destination XL also provided updated guidance for the fiscal year ending February 1, 2014 (“fiscal 2013”).

“We would like to thank Dennis for his many contributions to the Company during his 13 years of service, and we wish him well in his future endeavors,” said Destination XL President and CEO David Levin. Hernreich stated, “I have valued my long tenure at the Company and my executive role in successfully implementing Destination XL’s new-concept branding strategy. With the transformation well under way, I now desire to pursue new challenges and opportunities. I wish the Company continued success.”

Kyees, who has served on the Destination XL Board of Directors since 2010, was CFO of Urban Outfitters from 2003 until his retirement in 2010, and has served as a senior financial executive at several other prominent retailers. The Company is conducting a search for a permanent CFO.

Will Mesdag Elected to Board of Directors

Will Mesdag’s election to the Destination XL Board of Directors expands the size of the Board to 10 members. Mesdag will serve as a director until the Company’s next annual meeting of stockholders, at which time he will stand for re-election. Mesdag is currently the Managing Partner of Red Mountain Capital Partners LLC, a Los Angeles, California-based investment advisory firm. Red Mountain is Destination XL Group’s largest shareholder and owns approximately 9.5% of shares outstanding.

“We are delighted to welcome Will to our Board and look forward to his contributions and insight as a representative of our largest shareholder,” said Seymour Holtzman, Chairman of the Board of Directors. “Since becoming a shareholder, Will has been a strong supporter of our efforts to roll out the DXL concept. His deep experience in the capital markets and strong financial acumen, as well as his wealth of experience serving as a director for several public companies, will be valuable assets to the Company as we execute on our strategy to profitably grow the business and enhance shareholder value.”

“I am pleased to be elected to the Board of Destination XL Group, Inc.,” said Mesdag. “I have had the opportunity to meet all of the other directors and I am impressed with their relevant experience, as well as their vision and dedication. I am looking forward to working with the Board as the Company rolls out its new DXL concept. I have complete confidence in David Levin to execute the Company’s strategy, and am delighted that John Kyees will step into the role of Interim Chief Financial Officer.”

Mesdag is the Managing Partner of Red Mountain Capital Partners LLC, the investment adviser for Red Mountain Partners, L.P. The Los Angeles-based fund invests in small cap public companies, and adds value through its constructive engagement with management teams and boards.

Prior to founding Red Mountain in 2005, Mesdag spent 21 years with Goldman Sachs. He became a general partner of the firm in 1990 and worked in New York, London, Frankfurt and Los Angeles in the fixed income and investment banking divisions. Prior to Goldman Sachs, he was a securities lawyer with Ballard, Spahr, Andrews & Ingersoll in Philadelphia. He received his B.A. from Northwestern University in 1974 and his J.D. from the Cornell Law School in 1978.

Mesdag serves on the boards of Encore Capital Group (NASDAQ:ECPG) and Nature’s Sunshine Products (NASDAQ:NATR). He has previously served on the boards of Cost Plus (NASDAQ:CPWM), 3i Group plc (LSE: III), and Skandia Group AB (Stockholm and London Stock Exchanges).

Fiscal 2013 Guidance Update

“In line with much of the retail industry, which faced challenges in the fourth quarter, particularly in the holiday selling season, our December sales results fell below our expectations,” said David Levin, President and Chief Executive Officer. “During the key selling weeks between Black Friday and Christmas, store traffic was down approximately 4% from the prior year as a result of weather in some geographies, as well as continued sluggish consumer buying behavior. This decrease in traffic, disproportionately impacted by the fact that the 2013 holiday season was shorter by six days compared with 2012, negatively affected Q4 sales causing us to reduce earnings expectations for the year.”

The Company expects earnings per share for fiscal 2013 to be a net loss in the range of $(0.11) to $(0.13) per share compared with previous guidance of a net loss of $(0.05) per share. The guidance excludes severance and post-employment benefits charges. Sales for fiscal 2013 are expected to approximate $388.0 million, compared with the Company’s previous guidance of $395.0 million.

For the fourth quarter and fiscal year 2013, comparable sales for the Company are expected to increase approximately 3.9% and 2.9%, respectively, from the prior-year period. The increase in comparable sales for fiscal 2013 was previously expected to be approximately 5.0%. Sales for the Company’s 95 comparable Destination XL (“DXL”) stores are expected to increase 15.2% for the fourth quarter and 19.1% for fiscal year 2013. For the 48 DXL stores opened greater than a year, comparable sales are expected to increase 13.9% and 12.4% for the fourth quarter and fiscal year 2013, respectively. The positive DXL comps are driven by an approximate 18.5% and 19.2%

increase in dollars per transaction for the fourth quarter and fiscal year 2013, respectively. While the Company’s fall marketing campaign did increase traffic by nearly 10% during the seven week campaign, this level of traffic did not continue into the holiday selling season as it did with the spring marketing campaign. The Direct business demonstrated improvement from the fourth quarter of fiscal 2012 and sequential third quarter of fiscal 2013, primarily driven by Internet sales. Sales from the direct business are expected to increase 1.2% for the fourth quarter of fiscal 2013, with an approximate decrease of 4.4% for fiscal 2013.

Conference Call

The Company plans to report its fourth quarter and fiscal 2013 financial results on March 14, 2014. Management also will conduct its quarterly conference call to discuss its results for fiscal 2013, as well as its fiscal 2014 outlook, that morning at 9:00 a.m. ET. During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

To listen to the live webcast, visit the “Investor Relations” section of the Company’s website. The live call also can be accessed by dialing: (888) 505-4369. Please reference conference ID: 5302522. An archived version of the webcast will be available on the “Events” section of the Company’s website for up to one year.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest multi-channel specialty retailer of big & tall men’s apparel with operations throughout the United States, Canada and in London, England. The retailer operates under six brands: Destination XL®, Casual Male XL, Rochester Clothing, B&T Factory Direct, ShoesXL and LivingXL. Several e-commerce sites, including www.destinationxl.com, and brand mailers make up the Company’s direct-to-consumer business. With more than 2,000 private label and name-brand styles to choose from, customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com/.

Forward-Looking Statements

Certain information contained in this press release, including sales, earnings and other financial expectations for fiscal 2013, constitute forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 15, 2013, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.